  EXHIBIT 99.1

QTZM Inc. - a/o 1.31.24
Capitalization Table by Security Type

Common Stock		Consideration
	Holder	Received		PY	Common Shares	% Outstanding	% Fully Diluted
Common Stock	Beginning balance	Various			550,150	1.58%	1.58%
Common Stock	Naveen Krishna	Asset Purchase agreement			1,500,000	4.31%	4.31%
Common Stock	Alberta Ltd	Services			1,900	0.01%	0.01%
Common Stock	NAVEEN KRISHNA RAO KULKARNI	Services			29,500,000	84.83%	84.80%
Common Stock	Cognitive Apps Software Solutions Inc. N/	Services			25,000	0.07%	0.07%
Common Stock	Distribucion Hergomex, S.A. de C.V.	Debt setttement			1,600,000	4.60%	4.60%
Common Stock	KRISPER ETERNITY, S.A. DE C.V.	Debt setttement			1,600,000	4.60%	4.60%
		Total Basic Shares Outstanding			34,777,050	100.00%	99.97%
Convertible Debt
	Holder		Face Value	Common Conversion Price	Common Shares (as Converted)
Convertible Promissory Notes			$ -		-		0.00%
		Total Shares from Cvt. Note			-		0.00%

		Total Common Shares plus Cvt Shares			-		0.00%

Preferred Stock
	Holder		Preferred Shares	Common Conversion Price	Common Shares (as Converted)
Preferred Stock	Naveen Krishna	Conversion	500,000	0	10,000	100.00%	0.03%
		Total Shares from Preferred Stock	$ 500,000		10,000	100.00%	0.03%

		Total Common Shares plus Cvt Shares and Preferred Stock			10,000		0.03%

Warrants and Options
	Holder	Type	# Options or Warrants	Strike	Common Shares
Warrants		Warrants			-		0.00%
		Total Shares from Wts and Options			-		0.00%

		Total Fully Diluted Shares			34,787,050		100.00%